UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 22, 2016

UGI Utilities, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-1398	23-1174060
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2525 N. 12th Street, Suite 360, Reading, Pennsylvania		19612
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610 796-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 22, 2016, UGI Utilities, Inc. (the "Company") entered into a Note Purchase Agreement (the "Note Purchase Agreement") with certain persons (the "Note Purchasers") relating to the private placement of (i) $100 million aggregate principal amount of 2.95% Senior Notes, Series A, due June 30, 2026 (the "Series A Notes"), (ii) $200 million aggregate principal amount of 4.12% Senior Notes, Series B, due September 30, 2046 (the "Series B Notes"), and (iii) $100 million aggregate principal amount of 4.12% Senior Notes, Series C, due October 31, 2046 (the "Series C Notes," together with the Series A Notes and Series B Notes, the "Notes"). The private placement of the Notes is exempt from registration under the Securities Act of 1933, as amended. Interest payments will be payable semi-annually on the Series A Notes on June 30th and December 30th of each year; on the Series B Notes on March 30th and September 30th of each year; and on the Series C Notes on April 30th and October 31st of each year. The Notes will be unsecured and unsubordinated obligations of the Company, ranking pari passu in all respects with the Company’s existing and future unsecured and unsubordinated indebtedness. If any subsidiary guarantees or otherwise becomes liable for the Company’s obligations under a primary credit facility, the subsidiary will provide a guaranty of payment of the Notes and compliance with the Note Purchase Agreement. The net proceeds from the sale of the Notes will be used to refinance existing debt and for other general corporate purposes. The pricing of the Notes occurred on March 31, 2016 and funding is expected to occur on June 30, 2016 for the Series A Notes, September 30, 2016 for the Series B Notes, and October 31, 2016 for the Series C Notes.

The Note Purchase Agreement includes the usual and customary covenants for note purchase agreements of this type, including, among others, covenants relating to the maintenance of existence, payment of taxes when due, compliance with laws, maintenance of properties in good repair, compliance with the Office of Foreign Assets Control of the United States Department of the Treasury, maintenance of insurance, maintenance of books and records, pari passu ranking, merger and consolidation, line of business, anti-terrorism sanctions, and change in control. The Note Purchase Agreement also contains restrictive and financial covenants, specifying, among other things, that the sale of assets is limited to 15% of consolidated total assets as of the end of any period of twelve consecutive months subject to safe harbors for debt prepayment or property reinvestments and specified exclusions, that indebtedness (excluding certain indebtedness of subsidiaries) plus basket liens will not at any time exceed 10% of consolidated total assets, and that the ratio of total debt to total capitalization will not at any time exceed 0.65 to 1.00.

The Note Purchase Agreement also contains customary events of default, including, without limitation, failure to pay principal and make whole amount when due at maturity or otherwise, failure to pay interest within five business days of the due date, failure to satisfy any financial covenant, failure to comply with the non-financial covenants within a 30-day grace period, default beyond the applicable grace period for payments on other borrowings and cross acceleration for acceleration of other borrowings as a result of non-monetary defaults provided that either of such defaults relates to indebtedness in an aggregate principal amount of more than 2% of consolidated total assets, certain events of bankruptcy or insolvency of the Company and its principal subsidiaries, judgment defaults provided such judgment relates to the payment of money aggregating in excess of 2% of consolidated total assets, and material ERISA defaults.

The Notes are callable by the Company at any time, in whole or in part, at the make-whole price, which is the greater of (i) par plus accrued interest or (ii) the present value of the remaining principal and interest payments due on the Notes discounted by the yield on the U.S. Treasury obligation having a final maturity corresponding to the remaining average life of the Notes plus 50 basis points. Holders of the Notes have a right to require prepayment of the principal amount of the Notes, together with interest accrued thereon, if any person obtains more than 50% of the voting power of the Company (other than the Company’s parent, UGI Corporation) or the Company fails to be directly or indirectly wholly-owned by UGI Corporation.

The foregoing description of the Note Purchase Agreement is qualified in its entirety by reference to the Form of Note Purchase Agreement filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 above and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1 Form of Note Purchase Agreement dated April 22, 2016 between the Company and the purchasers listed as signatories thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Utilities, Inc.

April 28, 2016	By:	/s/ Monica M. Gaudiosi

Name: Monica M. Gaudiosi
Title: Vice President and General Counsel, Secretary

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Exhibit Index

Exhibit No.	Description

4.1	Form of Note Purchase Agreement dated April 22, 2016 between the Company and the purchasers listed as signatories thereto.